Exhibit 23.1a
CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Capitol Bancorp Limited
Lansing, Michigan

We hereby consent to the incorporation by reference in the proxy statement/prospectus constituting a part of Amendment No. 2 to the Registration Statement on Form S-4 of Capitol Bancorp Limited of our report dated January 29, 2001, relating to the consolidated financial statements of Capitol Bancorp Limited appearing in the Company's 2000 Annual Report to shareholders incorporated by reference in the company's annual report on Form 10-K for the year ended December 31, 2000. We also consent to the reference to us under the caption "Experts" in the proxy statement/prospectus.


/s/ BDO SEIDMAN, LLP


Grand Rapids, Michigan
January 4, 2002